Exhibit 99.1

The Global Power Company	NEWS RELEASE
Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS RECORD THIRD QUARTER REVENUES AND CASH FLOW
Brazil Restructuring Allowing AES to Receive Future Brazil Dividends
Results in Non-Cash Charge of $500 Million

ARLINGTON, VA., November 6, 2006 — The AES Corporation (NYSE:AES) today reported record revenues and net cash from operating activities for the third quarter of 2006. Revenues increased 14% to $3.15 billion, compared to $2.76 billion in the third quarter of 2005, while net cash from operating activities increased 35% to $837 million, compared to $619 million last year.

During the quarter, the Company completed a portion of a broad financial restructuring of its Brazil businesses by selling part of its interest in Eletropaulo, a regulated utility. AES voting control was unaffected by the sale, and the proceeds were used in early October to repay in full $608 million in debt and accrued interest owed to the Brazilian National Development Bank (BNDES). Refinancing of the remaining holding company debt is expected to be completed later in the fourth quarter. The restructuring resulted in a $500 million after-tax, non-cash charge, or $0.76 diluted loss per share impact, resulting in a third quarter 2006 GAAP loss and reducing year to date GAAP earnings. Included in the non-cash charge is a $0.07 per share favorable adjusted earnings per share benefit. The charge and estimated impact was previously disclosed on the Company’s second quarter 2006 earnings conference call on August 7, 2006. The loss related primarily to the non-cash realization of cumulative currency translation losses associated with the Eletropaulo share sale.

On a GAAP basis, which includes the one-time charge, the third quarter 2006 net loss was $340 million, or $0.52 diluted loss per share, while the net loss from continuing operations was $353 million, or $0.54 diluted loss per share. Adjusted earnings per share (a non-GAAP financial measure) was a positive $0.34 per share for the quarter. These results compare to third quarter 2005 net income of $244 million, or $0.37 diluted earnings per share, net income from continuing operations of $214 million, or $0.32 diluted earnings per share, and adjusted earnings per share of $0.31.

For the nine months ending September 30, 2006 compared to the same 2005 period:

•                  Revenues increased 14% to $9.17 billion from last year’s $8.05 billion.

•                  Net cash from operating activities increased 24% to $1.81 billion from last year’s $1.46 billion.

•                  Net income was $180 million, or $0.27 diluted earnings per share, versus $453 million, or $0.68 diluted earnings per share.

•                  Net income from continuing operations was $213 million, or $0.32 diluted earnings per share, compared to $423 million, or $0.64 diluted earnings per share.

•                  Adjusted earnings per share were $1.05 compared to $0.59.

“This successful restructuring of our Brazil holding company allows us to reduce subsidiary debt and to receive future dividends from these businesses,” said Paul Hanrahan, President and Chief Executive Officer. “During the quarter, we continued to grow our business. We signed a long-term power purchase agreement and began construction in Texas of our largest wind project to date. We also signed a new power purchase agreement for a coal and biomass-fired power plant in Canada and continued to add quality projects to our business development pipeline.”

Prior period results reflect the decision in the second quarter of this year to dispose of two businesses and account for them as discontinued operations.

The Company reported the following highlights for the third quarter of 2006:

•                  The 14% revenue increase (approximately 12% excluding estimated foreign currency translation impacts) reflects higher prices in all segments, higher demand in Contract Generation and Regulated Utilities and consolidation of Itabo in Contract Generation.

•                  Gross margin increased 9% over the prior year due to higher demand, consolidation of Itabo and favorable foreign exchange rates in Brazil. Gross margin as a percent of revenue declined 160 basis points to 30.9% driven by higher fuel and maintenance costs in both Contract Generation and Competitive Supply.

•                  General and administrative expense increased $17 million, largely from higher business development spending and increased corporate staffing. The Company continues to strengthen its finance function in areas such as accounting and tax.

•                  The $500 million after-tax, non-cash Brazil restructuring charge includes $537 million recorded as loss on sale of subsidiary stock, $18 million of foreign currency transaction losses related to a transaction-related hedge, $121 million in favorable tax benefits, and $66 million of minority interest expense.

•                  Income tax for the 2006 period includes a $20 million unfavorable adjustment due to the recent identification and correction of an error on the 2004 income tax return.

•                  Net income for the third quarter includes $13 million associated with discontinued operations including a $5 million gain on the previously announced sale of our Indian Queens business in the U.K. and operating earnings from the discontinued operations.

•                  Free cash flow (a non-GAAP financial measure) increased to $664 million from $380 million in the third quarter of 2005. See the attached Non-GAAP Measures for further information on adjusted earnings per share and free cash flow.

The Company also reported the following segment highlights for the third quarter:

•                  Regulated Utilities segment revenues increased 13%, or approximately 7% excluding estimated foreign currency translation impacts, primarily driven by higher prices and demand in Latin America. Gross margin increased 29%, largely resulting from the increased revenues, while gross margin as a percent of revenue improved to 28.0% primarily due to lower transmission costs in Latin America and a favorable business tax settlement in Cameroon.  Eletropaulo recorded an increase in labor contingencies which was offset by a correction to depreciation expense.

•                  Contract Generation segment revenues increased 20%. Foreign currency translation was not a significant factor in the quarter. The increase largely relates to consolidation of Itabo, a Dominican Republic business previously carried as an equity investment, and higher demand.  Gross margin was consistent with the prior quarter as higher emission allowance sales in Europe were offset by higher maintenance costs in Latin America and North America. Gross margin as a percent of revenue fell to 36.1% due to higher fuel costs and maintenance expenses.

•                  Competitive Supply segment revenues grew 3%, or approximately 4% excluding the estimated impacts of foreign currency translation, primarily reflecting higher prices in Argentina and New York. Gross margin fell 20% and gross margin as a percent of revenues declined to 25.4% largely due to outage related costs in North America.

The Company revised its guidance for earnings from continuing operations to $0.28 per share from $1.05 per share previously, largely reflecting the Brazil restructuring charge impacts in the third and fourth quarters. It increased its adjusted earnings per share guidance to $1.09 per share, which includes an estimated $0.05 per share non-recurring benefit from the Brazil restructuring, from $1.01 per share previously. The updated guidance also includes expected costs associated with certain fourth quarter debt refinancing transactions. The operating scenario underlying this guidance assumes a number of factors, including effective tax rate, foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, and other significant factors, which could make actual results vary from the guidance.

During the quarter, the Company continued to build a strong business development pipeline that includes projects focusing on platform expansion and greenfield investments that generally follow the long-term contract generation business model, complemented by continued growth in the alternative energy business. As of September 30, 2006, the Company had almost 2,400 MW of new generation capacity under construction or in advanced engineering and design in Bulgaria, Chile, Panama, Spain, and the U.S. including fossil fuel and renewable energy projects. During the quarter the Company also acquired 73 MW of wind generation assets in California.

Attachments: Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Non-GAAP Measures, Parent Financial Information, and 2006 Financial Guidance Update.

Conference Call Information: AES will host a conference call today at 10:00 am Eastern Standard Time (EST). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1-800-690-3108. International callers should dial 1-973-935-8753. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name and affiliation. The AES Third Quarter 2006 Financial Review presentation will be available prior to the call at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results.”

A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call. A telephonic replay will be available at approximately 12:00 noon EST by dialing 1-877-519-4471 or 1-973-341-3080 for international callers. The system will ask for a reservation number; please enter 8007471 followed by the pound key (#). The telephonic replay will be available until Monday, November 20, 2006.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2005 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES: AES is one of the world’s largest global power companies, with 2005 revenues of $11 billion.  With operations in 26 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 14 regulated utilities amass annual sales of over 82,000 GWh and our 122 generation facilities have the capacity to generate approximately 44,000 megawatts.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

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THE AES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2006	2005	2006	2005

Revenues	$3,150	$2,759	$9,170	$8,051
Cost of sales	(2,176)	(1,862)	(6,326)	(5,805)
GROSS MARGIN	974	897	2,844	2,246

General and administrative expenses	(66)	(49)	(180)	(143)
Interest expense	(488)	(448)	(1,362)	(1,389)
Interest income	119	96	325	278
Other (expense) income, net	(41)	(11)	(138)	41
Gain on sale of investments	—	—	87	—
Loss on sale of subsidiary stock	(537)	—	(537)	—
Foreign currency transaction (losses) gains on net monetary position	(56)	(21)	(77)	(54)
Equity in earnings of affiliates	28	20	87	66
(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	(67)	484	1,049	1,045

Income tax expense	(74)	(173)	(370)	(400)
Minority interest expense	(212)	(97)	(466)	(222)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(353)	214	213	423

Income (loss) from operations of discontinued businesses, net of tax	8	30	(59)	30
Gain on sale of discontinued business, net of tax	5	—	5	—
Extraordinary item, net of tax	—	—	21	—
NET (LOSS) INCOME	$(340)	$244	$180	$453

DILUTED EARNINGS PER SHARE
(Loss) Income from continuing operations	$(0.54)	$0.32	$0.32	$0.64
Discontinued operations	0.02	0.05	(0.08)	0.04
Extraordinary items	—	—	0.03	—

DILUTED (LOSS) EARNINGS PER SHARE	$(0.52)	$0.37	$0.27	$0.68

Diluted weighted average shares outstanding (in millions)	658	677	670	664

THE AES CORPORATION
SEGMENT INFORMATION (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2006	2005	2006	2005

BUSINESS SEGMENTS

REVENUES
Regulated Utilities	$1,565	$1,387	$4,541	$4,142
Contract Generation	1,250	1,046	3,600	3,019
Competitive Supply	335	326	1,029	890

Total revenues	$3,150	$2,759	$9,170	$8,051

GROSS MARGIN
Regulated Utilities	$438	$339	$1,212	$816
Contract Generation	451	452	1,301	1,197
Competitive Supply	85	106	331	233

Total gross margin	$974	$897	$2,844	$2,246

(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Regulated Utilities	$(257)	$195	$255	$504
Contract Generation	302	347	1,020	811
Competitive Supply	56	86	295	193
Corporate	(168)	(144)	(521)	(463)

Total (loss) income before income taxes and minority interest	$(67)	$484	$1,049	$1,045

GEOGRAPHIC SEGMENTS

REVENUES
Latin America	$1,842	$1,606	$5,243	$4,635
North America	778	737	2,267	2,049
Europe & Africa	325	265	1,007	914
Asia & Middle East	205	151	653	453

Total revenues	$3,150	$2,759	$9,170	$8,051

GROSS MARGIN
Latin America	$593	$520	$1,696	$1,123
North America	239	265	672	691
Europe & Africa	74	40	273	215
Asia & Middle East	68	72	203	217

Total gross margin	$974	$897	$2,844	$2,246

(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America	$(123)	$351	$709	$737
North America	123	188	468	423
Europe & Africa	43	30	229	182
Asia & Middle East	57	58	163	165
Corporate	(167)	(143)	(520)	(462)

Total (loss) income before income taxes and minority interest	$(67)	$484	$1,049	$1,045

THE AES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
($ in millions, except shares and par value)	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,989	$1,387
Restricted cash	460	418
Short term investments	569	199
Accounts receivable, net of reserves of $261 and $274, respectively	1,883	1,597
Inventory	507	458
Receivable from affiliates	5	2
Deferred income taxes - current	330	266
Prepaid expenses	154	119
Other current assets	947	752
Current assets of held for sale and discontinued businesses	34	34
Total current assets	6,878	5,232

PROPERTY, PLANT AND EQUIPMENT
Land	936	858
Electric generation and distribution assets	23,449	22,235
Accumulated depreciation	(6,768)	(6,041)
Construction in progress	1,785	1,441
Property, plant and equipment, net	19,402	18,493

OTHER ASSETS
Deferred financing costs, net	319	293
Investment in and advances to affiliates	576	670
Debt service reserves and other deposits	621	568
Goodwill	1,412	1,406
Deferred income taxes - noncurrent	816	775
Noncurrent assets of held for sale and discontinued businesses	94	265
Other assets	1,818	1,730
Total other assets	5,656	5,707

TOTAL ASSETS	$31,936	$29,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,071	$1,093
Accrued interest	509	381
Accrued and other liabilities	2,302	2,101
Current liabilities of held for sale and discontinued businesses	49	51
Recourse debt - current portion	—	200
Non-recourse debt - current portion	2,022	1,580
Total current liabilities	5,953	5,406

LONG-TERM LIABILITIES
Non-recourse debt	10,604	11,093
Recourse debt	4,783	4,682
Deferred income taxes - noncurrent	735	721
Long-term liabilities of held for sale and discontinued businesses	56	136
Pension liabilities and other post-retirement liabilities	879	855
Other long-term liabilities	3,313	3,279
Total long-term liabilities	20,370	20,766

Minority Interest (including discontinued operations of $7 and $7, respectively)	2,940	1,611

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 663,424,313 and 655,882,836 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,581	6,517
Accumulated deficit	(1,034)	(1,214)
Accumulated other comprehensive loss	(2,881)	(3,661)
Total stockholders’ equity	2,673	1,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,936	$29,432

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended
	September 30,
($ in millions)	2006	2005

OPERATING ACTIVITIES
Net cash provided by operating activities	$1,814	$1,464
INVESTING ACTIVITIES
Capital expenditures	(1,045)	(799)
Acquisitions, net of cash acquired	(22)	(85)
Proceeds from the sale of business	817	—
Proceeds from the sale of assets	10	21
Sale of short-term investments	1,161	1,101
Purchase of short-term investments	(1,463)	(1,053)
(Increase) decrease in restricted cash	(51)	17
Proceeds from the sale of emission allowances	75	30
Purchase of emission allowances	(30)	(2)
Decrease in debt service reserves and other assets	1	88
Purchase of long-term available for sale securities	(52)	—
Other investing	(16)	(15)
Net cash used in investing activities	(615)	(697)
FINANCING ACTIVITIES
Borrowings under the revolving credit facilities, net	104	—
Issuance of recourse debt	—	6
Issuance of non-recourse debt	1,572	1,509
Repayments of recourse debt	(150)	(258)
Repayments of non-recourse debt	(1,978)	(2,064)
Payments of deferred financing costs	(64)	(10)
Distributions to minority interests	(210)	(126)
Contributions from minority interests	117	9
Issuance of common stock	59	20
Financed capital expenditures	(54)	—
Other financing	(7)	(4)
Net cash used in financing activities	(611)	(918)
Effect of exchange rate changes on cash	14	32
Total increase (decrease) in cash and cash equivalents	602	(119)
Cash and cash equivalents, beginning	1,387	1,272
Cash and cash equivalents, ending	$1,989	$1,153

THE AES CORPORATION

NON-GAAP MEASURES (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ per share)	2006	2005	2006	2005

Diluted (Loss) Earnings Per Share From Continuing Operations	$(0.54)	$0.32	$0.32	$0.64

FAS 133 Mark to Market (Gains)/Losses	0.02	(0.01)	0.01	0.00
Currency Transaction (Gains)/Losses	0.02	—	0.01	(0.05)
Net Asset (Gains)/Losses and Impairments	0.84	—	0.68	—
Debt Retirement (Gains)/Losses	—	—	0.03	—

Adjusted Earnings Per Share (1)	$0.34	$0.31	$1.05	$0.59

Capital Expenditures ($ Millions)

Maintenance Capital Expenditures	$173	$239	$539	$509
Growth Capital Expenditures	306	31	560	290

Capital Expenditures	$479	$270	$1,099	$799

Reconciliation of Free Cash Flow ($ Millions)

Net Cash from Operating Activities	$837	$619	$1,814	$1,464
Less: Maintenance Capital Expenditures	173	239	539	509

Free Cash Flow (2)	$664	$380	$1,275	$955

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark to market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)	Results exclude businesses placed in discontinued operations effective June 30, 2006.

THE AES CORPORATION
PARENT FINANCIAL INFORMATION
Parent only data: last four quarters

	4 Quarters Ended
($ in millions)	September 30, 2006 Actual	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual

Total subsidiary distributions & returns of capital to Parent
Subsidiary distributions to Parent	$1,014	$937	$930	$988
Net distributions to/(from) QHCs (1)	—	—	—	5
Subsidiary distributions	1,014	937	930	993

Returns of capital distributions to Parent	68	34	42	44
Net returns of capital distributions to/(from) QHCs (1)	—	—	13	13
Returns of capital distributions	68	34	55	57

Combined distributions & return of capital received	1,082	971	985	1,050
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	—	(13)	(18)
Total subsidiary distributions & returns of capital to parent	$1,082	$971	$972	$1,032

Parent only data: quarterly

	Quarter Ended
($ in millions)	September 30, 2006 Actual	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual

Total subsidiary distributions & returns of capital to Parent
Subsidiary distributions to Parent	$352	$177	$132	$354
Net distributions to/(from) QHCs (1)	—	—	—	—
Subsidiary distributions	352	177	132	354

Returns of capital distributions to Parent	34	29	—	5
Net returns of capital distributions to/(from) QHCs (1)	—	—	—	—
Returns of capital distributions	34	29	—	5

Combined distributions & return of capital received	386	206	132	359
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	—	—	—
Total subsidiary distributions & returns of capital to Parent	$386	$206	$132	$359

Liquidity (2)

	Balance at
($ in millions)	September 30, 2006 Actual	June 30, 2006 Actual	March 31, 2006 Actual	December 31, 2005 Actual

Cash at Parent	$172	$71	$148	$262
Availability under revolver	764	567	898	356
Cash at QHCs (1)	37	7	17	6
Ending liquidity	$973	$645	$1,063	$624

(1)             The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(2)             AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES’s  indebtedness.

THE AES CORPORATION
2006 FINANCIAL GUIDANCE UPDATE

	Updated Guidance	Prior Guidance

Income Statement Elements
Revenue Growth	9 to 10%	7 to 8%
(% change vs prior year)

Gross Margin	$3.5 to 3.6 billion	$3.5 to 3.6 billion

Income Before Tax and Minority Interest (4)	$1.1 to 1.2 billion	--

Diluted Earnings Per Share From Continuing Operations	$0.28	$1.05

Adjusted Earnings Per Share Factors (1)(5)	$0.81	($0.04)

Adjusted Earnings Per Share (1)(5)	$1.09	$1.01

Cash Flow Elements

Net Cash From Operating Activities	$2.3 to 2.4 billion	$2.2 to 2.3 billion

Maintenance Capital Expenditures	$800 to 900 million	$800 to 900 million

Free Cash Flow (1)	$1.4 to 1.6 billion	$1.3 to 1.5 billion

Subsidiary Distributions (2)	$1.0 billion	$1.0 billion

Parent Growth Investments (3)	$500 to 600 million	$500 to 600 million

(1)             Non-GAAP measure.  See Non-GAAP Measures.

(2)             Non-GAAP measure.  See Parent Financial Information.

(3)             Excludes other sources of funds.  Total 2006 property additions are estimated to be $1.6 to $1.7 billion, including certain growth projects not yet awarded. Maintenance capital expenditures are expected to be $800 million to $900 million and growth capital expenditures are expected to be $800 million to $900 million.

(4)             Includes estimated $630 million non-recurring Brazil restructuring charges.  Prior business segment income before tax and minority interest guidance is withdrawn.

(5)             Updated guidance includes approximately $0.05 per share Brazil restructuring non-recurring benefit.

Note:  Certain foreign exchange and interest rate sensitivities previously provided have not been updated.